Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333- 259784), and

(2) Registration Statement (Form S-8 No. 333-222937) pertaining to the Victory Capital Holdings, Inc. Equity Incentive Plan, the Victory Capital Holdings, Inc. 2018 Stock Incentive Plan, and the Victory Capital Holdings, Inc. 2018 Employee Stock Purchase Plan;

of our report dated March 14, 2022, with respect to the consolidated financial statements of Victory Capital Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 14, 2022